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Pricing Supplement No.1 dated August 15, 1997                     Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                  ADVANTA CORP.
                      VALUE NOTES SM, SERIES A - FIXED RATE

================================================================================
Cusip No.: 00757GAA7                                        Interest Rate: 7.25%
Aggregate Principal Amount: $2,431,000                      Maturity Date:  8/21/2000
Total Agents' Discount or Commission: $24,310               Issue Date:  8/20/97
Net Proceeds to Issuer:  $2,406,690                         Trade Date:  8/15/97
================================================================================

                                                             Agent's Discount       Net Proceeds
 Name of Agent                            Principal Amount    or Commission           to Issuer

PaineWebber Incorporated                      $  705,000          $    7,050          $  697,950
Legg Mason Wood Walker,
  Incorporated                                $1,425,000          $   14,250          $1,410,750
Sage Rutty & Co.                              $  301,000          $    3,010          $  297,990


Interest Payment Dates:  September 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including July 15, 2000 and on the Maturity Date.

Day Count Convention:
        [X]   30/360 for the period from 8/20/97 to 8/20/2000
Redemption:
        [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.

        [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
              Initial Redemption Percentage:
              Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:   [X]   Book Entry

Agent acting in the capacity as indicated below:

        [X]   Agent                               [ ]   Principal

If as Principal:

        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

        [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


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[ ]   Other Provisions:


[X] PaineWebber Incorporated

                       [X]  Legg Mason Wood Walker, Incorporated

                                                          [X]  Sage Rutty & Co.